Exhibit 99.1

GT Solar International, Inc. Reports Results for Second Quarter Fiscal Year 2010

Revenue of $104.2 million; net income of $9.4 million; EPS of $.06 and cash of $204 million

MERRIMACK, N.H.--(BUSINESS WIRE)--November 9, 2009--GT Solar International, Inc. (NASDAQ: SOLR), a global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry, today reported results for its second quarter of fiscal year 2010, which ended September 26, 2009.

Revenue for the second fiscal quarter totaled $104.2 million, compared with $140.2 million in the second quarter of fiscal year 2009. Revenue for the second fiscal quarter included $62.4 million in the PV segment and $41.8 million in the polysilicon segment.

Gross profit for the quarter totaled $34.3 million, or 32.9 percent of revenue, compared to $61.4 million, or 43.8 percent of revenue, for the second quarter of fiscal year 2009. The company’s gross margin for the first half of fiscal 2010 was 39.3 percent. Operating margin for the quarter was 14.8 percent, compared to 30.8 percent in the second quarter of fiscal 2009. Operating margin for the first half of fiscal year 2010 was 17.6 percent. The company had net income of $9.4 million in the second quarter of fiscal 2010 versus $27.9 million for the same quarter of fiscal 2009. Earnings per share in the second quarter on a fully diluted basis were $0.06, versus $0.19 for the same quarter last year.

At quarter’s end, the company’s backlog was $1.03 billion, with $279 million in the PV segment and $752 million in the polysilicon segment. New orders for the quarter, net of de-bookings, were $20.1 million.

Management Commentary

“Our focus has been and continues to be on strengthening GT Solar’s competitive and technology leadership positions in the solar equipment industry,” said Tom Gutierrez, president and chief executive officer. “In fiscal year 2010 to date, we have posted solid financial results, maintained what we believe to be one of the industry’s strongest balance sheets with $204 million of cash and no debt, and we are continuing to significantly increase our investment in R&D.

“In the second quarter, we received new orders of $30.7 million including the first for our new SDR-400 reactor and for engineering services in our new silane business, as well as an order for our multi-crystalline furnaces from a new customer that has historically been a mono-crystalline wafer manufacturer,” continued Gutierrez. “We are also seeing continued evidence that our reputation for quality, performance and industry-leading efficiencies is providing strong differentiation in the marketplace.”

Business Outlook

The company indicated today that its previous guidance for fiscal year ending April 3, 2010, for revenue of $450 million to $550 million and fully diluted earnings per share of $0.45 to $0.60, remains unchanged. The company also indicated its overall gross margin for the year is expected to be comparable to its year to date gross margin of approximately 39 percent.

Conference Call, Webcast

The company will host a live conference call and webcast at 5:00 p.m. Eastern Time today with Tom Gutierrez, president and chief executive officer, and Rich Johnson, vice president of finance.

To listen to the conference call, callers in the United States and Canada may dial 1.800.510.9834. International callers may dial 1.617.614.3669. The conference call passcode is SOLR. A link to the live audio webcast of the company's earnings conference call may be found under ‘Events’ at http://investor.gtsolar.com/.

A telephone replay will be available through January 8, 2010. To listen to the replay, callers in the United States and Canada may dial 1.888.286.8010. International callers may dial 1.617.801.6888. The replay passcode is 18866870.

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership, accelerating the drive towards grid parity. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding the Company’s future as a leading equipment and technology supplier for the global solar power industry, the Company’s new products and technologies and the Company’s estimates for future periods with respect to revenue, earnings per share, gross margin or other financial information. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog. Although the Company’s backlog as indicated above is based on signed purchase orders or other written contractual commitments in effect as of the end of our second fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2009 filed on June 9, 2009 and Form 10-Q for the first quarter of fiscal 2010 filed on August 5, 2009. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands except per share data) (Unaudited)

	September 26, 2009	March 28, 2009
Assets
Current assets:
Cash and cash equivalents	$204,257	$107,148
Accounts receivable, net	24,325	57,552
Inventories	78,665	103,476
Advances on inventory purchases	50,897	120,227
Deferred costs	226,461	174,961
Deferred income taxes	27,164	25,498
Refundable and prepaid income taxes	677	40,329
Prepaid expenses and other current assets	1,724	2,825
Total current assets	614,170	632,016
Property, plant and equipment, net	17,895	18,856
Other assets	777	940
Intangible assets, net	4,786	6,368
Deferred cost	66,538	36,643
Advances on inventory purchases	15,040	—
Goodwill	42,600	42,600
Total assets	$761,806	$737,423
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,400	$50,832
Accrued expenses	13,644	15,695
Customer deposits	135,434	222,654
Deferred revenue	364,232	285,005
Accrued income taxes	--	158
Total current liabilities	526,710	574,344
Deferred income taxes	20,577	15,647
Deferred revenue	107,290	63,122
Other non-current liabilities	965	2,405
Total liabilities	655,542	655,518

Commitments and contingencies (Note 8)	--	—

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	--	—
Common stock, $0.01 par value, 500,000 shares authorized; 143,382 and 143,048 shares issued and outstanding as of September 26, 2009 and March 28, 2009 respectively	1,434	1,431
Additional paid-in capital	83,636	80,070
Accumulated other comprehensive loss	(4,813)	(8,389)
Retained earnings	26,007	8,793
Total stockholders’ equity	106,264	81,905
Total liabilities and stockholders’ equity	$761,806	$737,423

GT Solar International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Revenue	$ 104,193	$ 140,192	$ 176,012	$ 197,274
Cost of revenue	69,934	78,821	106,788	111,606
Gross profit	34,259	61,371	69,224	85,668
Operating expenses:
Research and development	4,637	4,049	11,036	7,865
Selling and marketing	3,158	5,044	7,025	8,828
General and administrative	10,237	8,348	18,566	16,124
Amortization of intangible assets	791	762	1,582	1,553
Total operating expenses	18,823	18,203	38,209	34,370
Income from operations	15,436	43,168	31,015	51,298
Interest income (expense):
Interest income	122	1,069	164	2,321
Interest expense	(204)	(67)	(381)	(67)
Interest component of forward foreign exchange contracts	--	1,368	(639)	1,944
Other income (expense), net	182	(1,657)	(2,181)	(3,099)
Income before income taxes	15,536	43,881	27,978	52,397
Provision for income taxes	6,101	15,939	10,764	19,312
Net income	$ 9,435	$ 27,942	$ 17,214	$ 33,085
Income per share:
Basic	$ 0.07	$ 0.20	$ 0.12	$ 0.23
Diluted	$ 0.06	$ 0.19	$ 0.12	$ 0.23

Dividend paid per common share	--	$ 0.632	--	$ 0.632

Weighted average number of common shares outstanding:
Basic	143,339	142,398	143,228	142,344
Diluted	145,198	145,075	145,265	145,119

CONTACT:
GT Solar International, Inc.
Media
Susan Vaillancourt, 603-589-3782
susan.vaillancourt@gtsolar.com
or
Investors/Analysts
Bob Blair, 603-681-3869
bob.blair@gtsolar.com